Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ir@allegiancebank.com

ALLEGIANCE BANCSHARES, INC. REPORTS

SECOND QUARTER 2020 RESULTS

•	Record net interest income of $50.8 million, representing 12.9% growth from the first quarter of 2020

•

Funded over 5,800 loans totaling in excess of $695 million within the Small Business Administration Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) through June 30, 2020

•	Net interest margin remained strong at 4.10% for the second quarter 2020

•	Declared quarterly dividend of $0.10 per share of common stock

•	Opened de novo branch in the historic East End of Houston on July 27, 2020

HOUSTON, July 30, 2020 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (Allegiance), the holding company of Allegiance Bank (the "Bank"), today reported net income of $9.9 million and diluted earnings per share of $0.48 for the second quarter 2020 compared to net income of $14.2 million and diluted earnings per share of $0.66 for the second quarter 2019.  Net income for the six months ended June 30, 2020 was $13.4 million, or $0.65 per diluted share, compared to $26.9 million, or $1.24 per diluted share, for the six months ended June 30, 2019.  The second quarter and six months ended June 30, 2020 results were primarily driven by the increased provision for loan losses in response to COVID-19-related uncertainties in the current economic environment partially offset by increased net interest income.

"We are pleased with our second quarter 2020 earnings performance, especially in light of the impact of the coronavirus on our economy,” said Steve Retzloff, Allegiance’s Chief Executive Officer. “Allegiance finished the quarter on a solid foundation of record pre-tax, pre-provision earnings, strong capital ratios, and a great liquidity position. We believe that we are well-positioned in light of today’s economic uncertainties and remain a strong resource for those we serve,” commented Retzloff.

“Our team of extraordinary bankers and small business lenders worked tirelessly around the clock to deploy the SBA’s Paycheck Protection Program (‘PPP’) to support our small business community. I am incredibly proud of the Bank’s ability to deliver on our commitment to help our customers - all while making many changes to how and where we all work. Allegiance reinforces the unique and valuable role a community bank offers to the businesses it serves as our bankers helped our customers and new borrowers secure funding for over 5,800 loans totaling over $695 million and will continue to do more until the PPP program expires. In turn, Allegiance collected a weighted average fee of 3.75% on the PPP loans to be recognized over the life of the loans.  Allegiance was committed to supporting its customers from the start of the process and will continue to be committed throughout the entire forgiveness journey,” continued Retzloff.

“As community bankers, we have a responsibility to support the health and welfare of our customers, communities and employees throughout this unprecedented time. Allegiance donated $150,000 and issued a $100,000 matching grant as well as committed volunteers to support the Houston Food Bank that will help provide one million meals across its Houston footprint. Small businesses are the mainstay of our business in the Houston region and we have been honored to serve their needs during this challenging economic environment. We continue to work diligently to build shareholder value by utilizing our strong capital position to support our customers and the communities we serve with outstanding customer service to keep Houston strong,” concluded Retzloff.

Second Quarter 2020 Results

Net interest income before the provision for loan losses in the second quarter 2020 increased $5.3 million, or 11.6%, to $50.8 million from $45.6 million for the second quarter 2019 and increased $5.8 million, or 12.9%, from $45.0 million in the first quarter 2020.  These increases were primarily due to changes in the volume and relative mix of the underlying assets and liabilities, the impact of PPP loans as well as lower costs on interest-bearing liabilities.  The net interest margin on a tax equivalent basis decreased 23 basis points to 4.10% for the second quarter 2020 from 4.33% for the second quarter 2019 and decreased 5 basis points from 4.15% for the first quarter 2020. Excluding the impact of acquisition accounting adjustments, adjusted net interest margin on a tax equivalent basis was 4.05% for the second quarter 2020 compared to 4.07% for the second quarter 2019 and 4.04% for the first quarter 2020. Adjusted net interest margin is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 11.

Noninterest income for the second quarter 2020 was $1.6 million, a decrease of $2.3 million, or 59.4%, compared to $3.8 million for the second quarter 2019 and a decrease of $1.2 million, or 42.7%, compared to $2.7 million for the first quarter 2020.  Noninterest income for the second quarter 2020, first quarter 2020 and second quarter 2019 included $93 thousand, $194 thousand and $846 thousand, respectively, of gains on the sale of securities. Second quarter 2020 noninterest income reflected lower transactional fee income, significantly lower correspondent bank rebates and included a loss on the sale of other real estate owned of $306 thousand.

Noninterest expense for the second quarter 2020 decreased $301 thousand, or 1.0%, to $29.8 million from $30.1 million for the second quarter 2019 and decreased $2.6 million, or 8.1%, compared to the first quarter 2020. Noninterest expense for the first quarter 2020 included $2.2 million of other real estate write-downs.

In the second quarter 2020, Allegiance’s efficiency ratio was 56.92% compared to 68.13% for the first quarter 2020 and 61.93% for the second quarter 2019.  Second quarter 2020 annualized returns on average assets, average equity and average tangible equity were 0.71%, 5.51% and 8.32%, respectively, compared to 0.29%, 1.98% and 3.02%, respectively, for the first quarter 2020.  Annualized returns on average assets, average equity and average tangible equity for the second quarter 2019 were 1.19%, 8.10% and 12.52%, respectively. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 11.

Six Months Ended June 30, 2020 Results

Net interest income before provision for loan losses for the six months ended June 30, 2020 increased $5.7 million, or 6.3%, to $95.9 million from $90.2 million for the six months ended June 30, 2019 primarily due to a $481.4 million, or 11.4%, increase in average interest-earning assets over the prior year, the impact of PPP loans as well as lower costs related to interest-bearing liabilities. The net interest margin on a tax equivalent basis decreased 20 basis points to 4.12% for the six months ended June 30, 2020 from 4.32% for the six months ended June 30, 2019. Excluding the impact of acquisition accounting adjustments, the adjusted net interest margin for the six months ended June 30, 2020 was 4.04%, compared to 4.05% for the six months ended June 30, 2019. Adjusted net interest margin is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 11.

Noninterest income for the six months ended June 30, 2020 was $4.3 million, a decrease of $2.8 million, or 39.9%, compared to $7.1 million for the six months ended June 30, 2019 due primarily to significantly lower correspondent bank rebates and losses on the sales of other real estate owned of $375 thousand. Additionally, noninterest income for the first six months of 2020 and 2019 included $287 thousand and $846 thousand, respectively, of gains on the sale of securities.

Noninterest expense for the six months ended June 30, 2020 increased $985 thousand, or 1.6%, to $62.2 million from $61.2 million for the six months ended June 30, 2019.  The increase in noninterest expense over the six months ended June 30, 2019 was primarily due to $2.2 million of other real estate write-downs during the first quarter of 2020 partially offset by the decrease in merger-related expenses incurred during the first six months of 2019.

Allegiance’s efficiency ratio decreased from 63.44% for the six months ended June 30, 2019 to 62.26% for the six months ended June 30, 2020. For the six months ended June 30, 2020, returns on average assets, average equity and average tangible equity were 0.51%, 3.76% and 5.70%, respectively, compared to 1.14%, 7.69% and 11.87%, respectively, for the six months ended June 30, 2019. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 11.

Financial Condition

Total assets at June 30, 2020 increased $834.5 million, or 66.7% (annualized), to $5.84 billion compared to $5.00 billion at March 31, 2020 and increased $1.04 billion, or 21.7%, compared to $4.79 billion at June 30, 2019, primarily due to the origination of PPP loans and growth in the securities portfolio.

Total loans at June 30, 2020 increased $628.1 million, or 63.5% (annualized), to $4.58 billion compared to $3.96 billion at March 31, 2020 and increased $725.7 million, or 18.8%, compared to $3.86 billion at June 30, 2019, primarily due to the origination of $695.8 million of PPP loans and organic loan growth. Core loans, which exclude the mortgage warehouse portfolio and PPP loans, decreased $66.6 million, or 6.7% (annualized), to $3.89 billion at June 30, 2020 from $3.95 billion at March 31, 2020 and increased $76.1 million, or 2.0%, from $3.81 billion at June 30, 2019.

Deposits at June 30, 2020 increased $747.1 million, or 75.6% (annualized), to $4.70 billion compared to $3.95 billion at March 31, 2020 and increased $840.1 million, or 21.8%, compared to $3.86 billion at June 30, 2019.

Asset Quality

Nonperforming assets totaled $45.1 million, or 0.77% of total assets, at June 30, 2020, compared to $34.2 million, or 0.68% of total assets, at March 31, 2020, and $37.7 million, or 0.79% of total assets, at June 30, 2019. The allowance for loan losses was 1.04% of total loans at June 30, 2020, 0.95% of total loans at March 31, 2020 and 0.72% of total loans at June 30, 2019. Accounting Standards Update (ASU) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (CECL), became effective for the Company on January 1, 2020. On March 27, 2020, the CARES Act included an option for entities to delay the implementation of CECL until the earlier of the termination date of the national emergency declaration by the President or December 31, 2020. Due to the uncertainty on the economy from COVID-19, the Company chose to delay its implementation of CECL and recorded its provision for loan losses under the incurred loss model that existed prior to CECL.

The provision for loan losses for the second quarter 2020 was $10.7 million, or 0.97% (annualized) of average loans, compared to $11.0 million, or 1.12% (annualized) of average loans, for the first quarter 2020 and $1.4 million, or 0.15% (annualized) of average loans for the second quarter 2019 primarily due to economic risks and uncertainties related to the COVID-19 pandemic. The increase in the Company’s provision for loan losses in the second quarter of 2020 compared to prior quarters reflects the uncertainty surrounding unemployment, the economic impact caused by COVID-19 and the economic effects related to the sustained lower crude oil prices.

Second quarter 2020 net charge-offs were $538 thousand, or 0.05% (annualized) of average loans, a decrease from net charge-offs of $2.9 million, or 0.30% (annualized) of average loans, for the first quarter 2020 and $590 thousand, or 0.06% (annualized) of average loans, for the second quarter 2019. Net charge-offs for the six months ended June 30, 2020 were $3.5 million, or 0.17% (annualized) of average loans, compared to net charge-offs for the six months ended June 30, 2019 of $799 thousand, or 0.04% (annualized) of average loans.

The Company believes the largest risks within its loan portfolio are in the hotel, restaurant and bar and oil and gas portfolios. Loan balances in the hotel industry, excluding PPP loans, totaled $134.0 million, or 2.9% of total loans, at June 30, 2020, of which $7.1 million were on nonaccrual. At June 30, 2020, restaurant and bar industry loans, excluding PPP loans, totaled $111.3 million, or 2.4%, of total loans, of which $695 thousand were on nonaccrual. At June 30, 2020, the Company’s allowance for loan losses allocated to its hotel portfolio was 1.3% of total hotel loans and its restaurant and bar portfolio was 1.3% of total restaurant and bar loans. The oil and gas portfolio, excluding PPP loans, totaled $74.7 million, or 1.6%, of total loans at June 30, 2020, of which $788 thousand were on nonaccrual. At June 30, 2020, the allowance for loan losses allocated to the oil and gas loan portfolio was 2.1% of total oil and gas loans.

As of June 30, 2020, the Company executed 2,111 principal and interest deferrals on outstanding loan balances of $1.19 billion with associated accrued interest of $16.4 million to borrowers in connection with the COVID-19 relief provided by the CARES Act. Additionally, upon request and after meeting certain conditions, borrowers could be granted a second payment deferral subsequent to the first deferral. The Company processed second payment deferrals for 129 loans with outstanding loan balances of $100.1 million and associated accrued interest of $1.4 million through July 24, 2020.  These deferrals were generally no more than 90 days in duration.

Dividend

On July 23, 2020, the Board of Directors of Allegiance declared a cash dividend of $0.10 per share to be paid on September 15, 2020 to all shareholders of record as of August 31, 2020. The amount and timing of any future dividend payments to shareholders will be subject to the discretion of Allegiance’s Board of Directors.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 11 of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Thursday, July 30, 2020 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its second quarter 2020 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 1791298.  Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.

Allegiance Bancshares, Inc.

As of June 30, 2020, Allegiance was a $5.84 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  As of June 30, 2020, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of the securities laws that are derived utilizing assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s expected future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. Additionally, the impact of the COVID-19 pandemic is rapidly evolving and its future effects on Allegiance are difficult to predict. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Because of these uncertainties, readers should not place undue reliance on any forward-looking statement. Allegiance disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	2020		2019
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
ASSETS
Cash and due from banks	$237,585	$156,700	$213,347	$246,312	$170,850
Interest-bearing deposits at other financial institutions	28,815	18,189	132,901	54,307	61,757
Total cash and cash equivalents	266,400	174,889	346,248	300,619	232,607
Available for sale securities, at fair value	618,751	508,250	372,545	353,000	348,173
Loans held for investment	4,583,656	3,955,546	3,915,310	3,886,004	3,857,963
Less: allowance for loan losses	(47,642)	(37,511)	(29,438)	(29,808)	(27,940)
Loans, net	4,536,014	3,918,035	3,885,872	3,856,196	3,830,023
Accrued interest receivable	32,795	17,203	15,468	15,201	16,508
Premises and equipment, net	67,229	66,798	66,790	67,175	59,690
Other real estate owned	11,847	12,617	8,337	8,333	6,294
Federal Home Loan Bank stock	14,844	12,798	6,242	14,138	8,866
Bank owned life insurance	27,398	27,255	27,104	26,947	26,794
Goodwill	223,642	223,642	223,642	223,642	223,642
Core deposit intangibles, net	19,896	20,886	21,876	23,053	24,231
Other assets	18,065	20,056	18,530	17,536	17,383
Total assets	$5,836,881	$5,002,429	$4,992,654	$4,905,840	$4,794,211
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$1,754,128	$1,217,532	$1,252,232	$1,227,839	$1,173,423
Interest-bearing
Demand	375,353	341,524	367,278	340,754	390,067
Money market and savings	1,270,437	1,110,631	1,258,008	1,114,233	995,467
Certificates and other time	1,300,793	1,283,887	1,190,583	1,214,659	1,301,683
Total interest-bearing deposits	2,946,583	2,736,042	2,815,869	2,669,646	2,687,217
Total deposits	4,700,711	3,953,574	4,068,101	3,897,485	3,860,640
Accrued interest payable	3,293	3,821	4,326	4,915	3,531
Borrowed funds	255,509	190,506	75,503	159,501	146,998
Subordinated debt	108,061	107,930	107,799	107,771	49,019
Other liabilities	33,164	40,005	27,060	29,860	29,322
Total liabilities	5,100,738	4,295,836	4,282,789	4,199,532	4,089,510
SHAREHOLDERS’ EQUITY:
Common stock	20,431	20,355	20,524	20,737	21,147
Capital surplus	515,045	513,894	521,066	529,688	541,979
Retained earnings	172,723	164,858	163,375	149,389	137,342
Accumulated other comprehensive income	27,944	7,486	4,900	6,494	4,233
Total shareholders’ equity	736,143	706,593	709,865	706,308	704,701
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,836,881	$5,002,429	$4,992,654	$4,905,840	$4,794,211

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended					Year-to-Date
	2020		2019			2020	2019
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$56,421	$54,624	$55,368	$55,790	$56,016	$111,045	$110,205
Securities:
Taxable	1,842	2,087	2,066	2,090	1,837	3,929	2,819
Tax-exempt	2,169	546	469	483	692	2,715	1,982
Deposits in other financial institutions	20	195	244	302	401	215	1,089
Total interest income	60,452	57,452	58,147	58,665	58,946	117,904	116,095

INTEREST EXPENSE:
Demand, money market and savings deposits	1,729	4,364	5,091	4,975	4,513	6,093	8,241
Certificates and other time deposits	5,845	6,084	6,483	6,909	7,008	11,929	13,264
Borrowed funds	562	506	547	1,183	1,118	1,068	2,945
Subordinated debt	1,469	1,473	1,500	761	736	2,942	1,471
Total interest expense	9,605	12,427	13,621	13,828	13,375	22,032	25,921
NET INTEREST INCOME	50,847	45,025	44,526	44,837	45,571	95,872	90,174
Provision for loan losses	10,669	10,990	933	2,597	1,407	21,659	2,409
Net interest income after provision for loan losses	40,178	34,035	43,593	42,240	44,164	74,213	87,765

NONINTEREST INCOME:
Nonsufficient funds fees	60	169	189	168	139	229	301
Service charges on deposit accounts	343	457	403	379	365	800	690
Gain on sale of securities	93	194	613	—	846	287	846
(Loss) gain on sales of other real estate and repossessed assets	(306)	(69)	(45)	—	70	(375)	71
Bank owned life insurance	143	151	157	153	155	294	314
Rebate from correspondent bank	89	493	900	900	884	582	1,780
Other	1,140	1,330	1,183	1,289	1,386	2,470	3,132
Total noninterest income	1,562	2,725	3,400	2,889	3,845	4,287	7,134

NONINTEREST EXPENSE:
Salaries and employee benefits	19,334	19,781	18,273	20,221	19,415	39,115	39,099
Net occupancy and equipment	1,926	1,907	1,994	1,973	2,114	3,833	4,166
Depreciation	885	866	861	822	756	1,751	1,509
Data processing and software amortization	1,934	1,826	2,120	2,058	1,709	3,760	3,332
Professional fees	800	573	540	667	527	1,373	1,126
Regulatory assessments and FDIC insurance	609	632	216	(41)	802	1,241	1,530
Core deposit intangibles amortization	990	990	1,177	1,178	1,178	1,980	2,356
Communications	390	417	486	455	468	807	898
Advertising	370	521	597	449	617	891	1,321
Acquisition and merger-related expenses	—	—	—	—	153	—	1,326
Other	2,541	4,888	3,167	2,227	2,341	7,429	4,532
Total noninterest expense	29,779	32,401	29,431	30,009	30,080	62,180	61,195
INCOME BEFORE INCOME TAXES	11,961	4,359	17,562	15,120	17,929	16,320	33,704
Provision for income taxes	2,054	843	3,576	3,073	3,681	2,897	6,778
NET INCOME	$9,907	$3,516	$13,986	$12,047	$14,248	$13,423	$26,926

EARNINGS PER SHARE
Basic	$0.49	$0.17	$0.68	$0.57	$0.67	$0.66	$1.25
Diluted	$0.48	$0.17	$0.67	$0.57	$0.66	$0.65	$1.24

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended					Year-to-Date
	2020		2019			2020	2019
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	(Dollars and share amounts in thousands, except per share data)
Net income	$9,907	$3,516	$13,986	$12,047	$14,248	$13,423	$26,926

Earnings per share, basic	$0.49	$0.17	$0.68	$0.57	$0.67	$0.66	$1.25
Earnings per share, diluted	$0.48	$0.17	$0.67	$0.57	$0.66	$0.65	$1.24

Return on average assets(A)	0.71%	0.29%	1.13%	0.98%	1.19%	0.51%	1.14%
Return on average equity(A)	5.51%	1.98%	7.81%	6.73%	8.10%	3.76%	7.69%
Return on average tangible equity(A)(B)	8.32%	3.02%	11.96%	10.33%	12.52%	5.70%	11.87%
Net interest margin (tax equivalent)(C)	4.10%	4.15%	4.11%	4.16%	4.33%	4.12%	4.32%
Adjusted net interest margin (tax equivalent)(B)	4.05%	4.04%	3.94%	3.97%	4.07%	4.04%	4.05%
Efficiency ratio(D)	56.92%	68.13%	62.20%	62.88%	61.93%	62.26%	63.44%

Capital Ratios
Allegiance Bancshares, Inc. (Consolidated)
Equity to assets	12.61%	14.12%	14.22%	14.40%	14.70%	12.61%	14.70%
Tangible equity to tangible assets(B)	8.81%	9.71%	9.78%	9.86%	10.05%	8.81%	10.05%
Estimated common equity tier 1 capital	11.36%	11.15%	11.42%	11.28%	11.34%	11.36%	11.34%
Estimated tier 1 risk-based capital	11.60%	11.38%	11.66%	11.51%	11.58%	11.60%	11.58%
Estimated total risk-based capital	15.17%	14.72%	14.83%	14.70%	13.27%	15.17%	13.27%
Estimated tier 1 leverage capital	8.83%	9.89%	10.02%	10.06%	10.17%	8.83%	10.17%
Allegiance Bank
Estimated common equity tier 1 capital	12.84%	12.58%	12.67%	12.28%	12.02%	12.84%	12.02%
Estimated tier 1 risk-based capital	12.84%	12.58%	12.67%	12.28%	12.02%	12.84%	12.02%
Estimated total risk-based capital	14.97%	14.48%	14.39%	14.01%	13.71%	14.97%	13.71%
Estimated tier 1 leverage capital	9.77%	10.94%	10.89%	10.73%	10.57%	9.77%	10.57%

Other Data
Weighted average shares:
Basic	20,414	20,411	20,652	20,981	21,257	20,413	21,494
Diluted	20,514	20,690	20,930	21,256	21,546	20,572	21,780
Period end shares outstanding	20,431	20,355	20,524	20,737	21,147	20,431	21,147
Book value per share	$36.03	$34.71	$34.59	$34.06	$33.32	$36.03	$33.32
Tangible book value per share(B)	$24.11	$22.70	$22.62	$22.16	$21.60	$24.11	$21.60
(A)	Interim periods annualized.
(B)	Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 11 of this Earnings Release.
(C)	Net interest margin represents net interest income divided by average interest-earning assets.
(D)

Represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$4,425,036	$56,421	5.13%	$3,933,291	$54,624	5.59%	$3,819,687	$56,016	5.88%
Securities	594,205	4,011	2.71%	388,721	2,633	2.72%	350,004	2,529	2.90%
Deposits in other financial institutions and other	18,173	20	0.44%	50,711	195	1.55%	63,962	401	2.52%
Total interest-earning assets	5,037,414	$60,452	4.83%	4,372,723	$57,452	5.28%	4,233,653	$58,946	5.58%
Allowance for loan losses	(41,334)			(28,718)			(27,125)
Noninterest-earning assets	637,608			602,778			586,435
Total assets	$5,633,688			$4,946,783			$4,792,963

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$353,252	$421	0.48%	$363,326	$846	0.94%	$350,147	$1,152	1.32%
Money market and savings deposits	1,169,225	1,308	0.45%	1,168,541	3,518	1.21%	994,557	3,361	1.36%
Certificates and other time deposits	1,302,743	5,845	1.80%	1,193,427	6,084	2.05%	1,331,955	7,008	2.11%
Borrowed funds	320,332	562	0.71%	140,999	506	1.44%	155,969	1,118	2.87%
Subordinated debt	107,998	1,469	5.47%	107,865	1,473	5.49%	48,986	736	6.03%
Total interest-bearing liabilities	3,253,550	$9,605	1.19%	2,974,158	$12,427	1.68%	2,881,614	$13,375	1.86%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,624,641			1,225,888			1,173,662
Other liabilities	32,393			33,202			32,525
Total liabilities	4,910,584			4,233,248			4,087,801
Shareholders' equity	723,104			713,535			705,162
Total liabilities and shareholders' equity	$5,633,688			$4,946,783			$4,792,963

Net interest rate spread			3.64%			3.60%			3.72%

Net interest income and margin		$50,847	4.06%		$45,025	4.14%		$45,571	4.32%

Net interest income and net interest margin (tax equivalent)		$51,342	4.10%		$45,152	4.15%		$45,684	4.33%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Six Months Ended June 30,
	2020			2019
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$4,179,164	$111,045	5.34%	$3,783,662	$110,205	5.87%
Securities	491,463	6,644	2.72%	348,354	4,801	2.78%
Deposits in other financial institutions	34,442	215	1.26%	91,628	1,089	2.40%
Total interest-earning assets	4,705,069	$117,904	5.04%	4,223,644	$116,095	5.54%
Allowance for loan losses	(35,026)			(26,944)
Noninterest-earning assets	619,315			572,748
Total assets	$5,289,358			$4,769,448

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$358,289	$1,267	0.71%	$344,203	$2,115	1.24%
Money market and savings deposits	1,168,883	4,826	0.83%	937,664	6,126	1.32%
Certificates and other time deposits	1,248,085	11,929	1.92%	1,317,536	13,264	2.03%
Borrowed funds	230,666	1,068	0.93%	219,415	2,945	2.71%
Subordinated debt	107,931	2,942	5.48%	48,956	1,471	6.06%
Total interest-bearing liabilities	3,113,854	$22,032	1.42%	2,867,774	$25,921	1.82%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,425,265			1,170,435
Other liabilities	31,919			24,832
Total liabilities	4,571,038			4,063,041
Shareholders' equity	718,320			706,407
Total liabilities and shareholders' equity	$5,289,358			$4,769,448

Net interest rate spread			3.62%			3.72%

Net interest income and margin		$95,872	4.10%		$90,174	4.31%

Net interest income and net interest margin (tax equivalent)		$96,493	4.12%		$90,489	4.32%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$651,430	$702,267	$689,360	$675,055	$694,516
Mortgage warehouse	—	1,051	8,304	36,594	46,171
Paycheck Protection Program (PPP)	695,772	—	—	—	—
Real estate:
Commercial real estate (including multi-family residential)	1,956,116	1,951,080	1,873,782	1,859,721	1,830,764
Commercial real estate construction and land development	386,865	378,987	410,471	386,723	368,108
1-4 family residential (including home equity)	703,513	704,212	698,957	695,520	690,961
Residential construction	171,656	177,025	192,515	189,608	183,991
Consumer and other	18,304	40,924	41,921	42,783	43,452
Total loans	$4,583,656	$3,955,546	$3,915,310	$3,886,004	$3,857,963

Asset Quality:
Nonaccrual loans	$33,223	$21,621	$28,371	$34,615	$31,382
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	33,223	21,621	28,371	34,615	31,382
Other real estate	11,847	12,617	8,337	8,333	6,294
Other repossessed assets	—	—	—	—	—
Total nonperforming assets	$45,070	$34,238	$36,708	$42,948	$37,676

Net charge-offs	$538	$2,917	$1,303	$729	$590

Nonaccrual loans:
Commercial and industrial	$12,578	$8,669	$8,388	$8,033	$9,386
Mortgage warehouse	—	—	—	—	—
Real estate:
Commercial real estate (including multi-family residential)	16,127	7,024	6,741	15,356	18,218
Commercial real estate construction and land development	53	1,958	9,050	9,050	1,541
1-4 family residential (including home equity)	3,434	2,845	3,294	1,992	2,074
Residential construction	898	982	746	—	—
Consumer and other	133	143	152	184	163
Total nonaccrual loans	$33,223	$21,621	$28,371	$34,615	$31,382

Asset Quality Ratios:
Nonperforming assets to total assets	0.77%	0.68%	0.74%	0.88%	0.79%
Nonperforming loans to total loans	0.72%	0.55%	0.72%	0.89%	0.81%
Allowance for loan losses to nonperforming loans	143.40%	173.49%	103.76%	86.11%	89.03%
Allowance for loan losses to total loans	1.04%	0.95%	0.75%	0.77%	0.72%
Net charge-offs to average loans (annualized)	0.05%	0.30%	0.13%	0.07%	0.06%

Allegiance Bancshares, Inc.

GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures

(Unaudited)

Allegiance’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity, the ratio of tangible equity to tangible assets and adjusted net interest margin on a tax equivalent basis for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended					Year-to-Date
	2020		2019			2020	2019
	June 30	March 31	December 31	September 30	June 30	June 30	June 30
	(Dollars and share amounts in thousands, except per share data)
Total shareholders' equity	$736,143	$706,593	$709,865	$706,308	$704,701	$736,143	$704,701
Less: Goodwill and core deposit intangibles, net	243,538	244,528	245,518	246,695	247,873	243,538	247,873
Tangible shareholders’ equity	$492,605	$462,065	$464,347	$459,613	$456,828	$492,605	$456,828

Shares outstanding at end of period	20,431	20,355	20,524	20,737	21,147	20,431	21,147

Tangible book value per share	$24.11	$22.70	$22.62	$22.16	$21.60	$24.11	$21.60

Net income	$9,907	$3,516	$13,986	$12,047	$14,248	$13,423	$26,926

Average shareholders' equity	$723,104	$713,535	$710,155	$710,044	$705,162	$718,320	$706,407
Less: Average goodwill and core deposit intangibles, net	244,010	245,007	246,154	247,404	248,621	244,508	248,947
Average tangible shareholders’ equity	$479,094	$468,528	$464,001	$462,640	$456,541	$473,812	$457,460

Return on average tangible equity	8.32%	3.02%	11.96%	10.33%	12.52%	5.70%	11.87%

Total assets	$5,836,881	$5,002,429	$4,992,654	$4,905,840	$4,794,211	$5,836,881	$4,794,211
Less: Goodwill and core deposit intangibles, net	243,538	244,528	245,518	246,695	247,873	243,538	247,873
Tangible assets	$5,593,343	$4,757,901	$4,747,136	$4,659,145	$4,546,338	$5,593,343	$4,546,338

Tangible equity to tangible assets	8.81%	9.71%	9.78%	9.86%	10.05%	8.81%	10.05%

Net interest income (tax equivalent)	$51,342	$45,152	$44,623	$44,924	$45,684	$96,493	$90,489
Less: Acquisition accounting adjustments	(669)	(1,259)	(1,860)	(2,045)	(2,755)	(1,928)	(5,720)
Adjusted net interest income (tax equivalent)	$50,673	$43,893	$42,763	$42,879	$42,929	$94,565	$84,768

Average earning assets	$5,037,414	$4,372,723	$4,308,028	$4,284,667	$4,233,653	$4,705,069	$4,223,644

Net interest margin (tax equivalent)	4.10%	4.15%	4.11%	4.16%	4.33%	4.12%	4.32%
Adjusted net interest margin (tax equivalent)	4.05%	4.04%	3.94%	3.97%	4.07%	4.04%	4.05%